EXHIBIT 23.2


                              ACCOUNTANT'S CONSENT




The Board of Directors
InfraCorps Inc.:



           We consent to incorporation by reference in the registration statements (No. 333-12167 and No. 333-12165) on Form S-8 of InfraCorps Inc., (formerly ETS International, Inc.) of our report dated May 8, 1998, relating to the consolidated balance sheet of InfraCorps Inc., (formerly ETS International, Inc.) and subsidiaries as of March 31, 1998, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the ten-month period ended March 31, 1998 and year ended May 31, 1997, which report is incorporated by reference in the March 31, 1999 annual report on Form 10-K of InfraCorps Inc. Our report dated May 8, 1998, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has a net capital deficiency, which raise substantial doubt about its ability to continue as a going concern. The aforementioned consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.


                                                         KPMG LLP

Roanoke, Virginia
July 13, 1999